UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 31, 2003

FORTEL Inc.

(Exact name of registrant as specified in its charter)

California	0-12194	94-2566313
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46832 Lakeview Blvd., Fremont, California		94538-6543
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (510) 440-9600

Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

On March 26, 2003, Fortel Inc. (the “Registrant” or the “Company”) reported that it had entered into a Purchase and Sale Agreement (the “Agreement”) with Divestiture Management Corporation (“DivestCap”), whereby DivestCap intended to acquire substantially all of the assets of the Company for approximately $1,353,000 in cash and the assumption of approximately $8,600,000 of the Company’s liabilities.  A significant portion of the cash purchase price was dependant upon the Company’s cash and accounts receivables that was to exceed $1,700,000.  The cash portion of the purchase price is also subject to further adjustments as set forth in the Agreement.

Since filing for protection under Chapter 11 of the U.S. Bankruptcy Code, the Company has continued to operate its business pending approval of the sale of assets to DivestCap by the U.S. Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”).  The Company has subsequently experienced an unanticipated decrease in its March billings, due primarily to the delay of purchase by two customers.  One order was in excess of $1,000,000 and has been delayed due to reorganization within a federal government agency.

As a result of these developments, the Company anticipates that the cash component it will receive from DivestCap under the Agreement will range from $700,000 to $1,000,000 in cash, depending upon actual billings for the month of April and other certain events.  The sale of the Company's assets remains subject to the approval of the Bankruptcy Court.

Certain statements in this current report are forward-looking, and as such are subject to risks and uncertainties.  Such statements include:

•                          The Company's anticipation of the range of the cash component it will receive from DivestCap under the Agreement.

Risks that may affect whether the anticipated events occur include the risks of future anticipated billings not materialising or other events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTEL INC.

Dated: April 8, 2003	By:	/s/ Robert E. Fortelka
Robert E. Fortelka
Acting Chief Executive Officer and Senior VP, Product Operations